Exhibit 99.1

FOR IMMEDIATE RELEASE	Approved by:	Olga L. Conley
Chief Financial Officer
(617) 376-4300
www.jjill.com

	Investor Relations:	Chad Jacobs
Integrated Corporate Relations
(203) 222-9013

THE J. JILL GROUP REPORTS SECOND QUARTER RESULTS

Quincy, MA, July 28, 2005 – The J. Jill Group, Inc. (Nasdaq: JILL) today reported financial results for the second quarter ended June 25, 2005.  Net sales for the second quarter decreased by 2.6% to $117.4 million from $120.6 million reported in the prior year.  Operating income for the quarter totaled $7.0 million or 5.9% of net sales compared to $11.3 million or 9.4% of net sales in the prior year.  The company generated net income for the quarter of $3.9 million or $0.19 per diluted share versus $6.5 million or $0.32 per diluted share in the second quarter of the previous year.

Second quarter sales productivity declined in both segments as compared to the prior year.  Retail segment net sales per weighted average square foot decreased by 2.1% and direct segment net sales per 1,000 square inches circulated decreased by 6.0%.  Comparable store sales for stores open at least one full fiscal year were flat for the second quarter of 2005 as compared to the second quarter of 2004.

For the six months ended June 25, 2005, the company recorded net sales of $215.8 million compared to $220.5 million in the prior year.  Operating income for the six-month period was $2.2 million or 1.0% of net sales compared to $15.3 million or 6.9% of net sales in the prior year.  Net income for the six months was $1.2 million or $0.06 per diluted share versus $8.8 million or $0.43 per diluted share in the previous year.

Gordon R. Cooke, President and Chief Executive Officer, commented, “Although the second quarter of 2005 was disappointing when compared to the second quarter of 2004, it turned out to be much stronger than we originally anticipated.  This was attributable to slightly improved top-line results, particularly in our retail segment, combined with higher than anticipated gross margins and lower selling, general and administrative expenses.”

“Our results have obviously been impacted by our ongoing merchandising transition.  While we are pleased with the initial response in retail to our newly introduced silhouettes, fits and color palette, we are still in the early stages of enhancing the boldness and depth of our embellished novelty and signature product,” continued Mr. Cooke.

“A particular challenge for J. Jill at the moment is our direct business which is being impacted by cannibalization from our retail stores as well as a delayed understanding and acceptance of the merchandising changes we have undertaken.  We are currently implementing a number of initiatives to improve this business including increasing the amount of catalog-only product offerings and the density of offerings per catalog page,” continued Mr. Cooke.

(more)

 “We remain focused on a couple of key objectives, namely, improving our retail sales productivity per square foot in order to deliver an appropriate level of profitability and stabilizing our direct business.  The single most important factor in attaining these goals is to deliver an improved merchandise assortment tailored to each business segment.   This is precisely the reason why we took on the extremely difficult task of transitioning our merchandise assortment while, at the same time, doubling the size of our merchandising and product development organization.  Although we believe we have made significant progress in these areas, there is still a great deal yet to be accomplished,” concluded Mr. Cooke.

The J. Jill Group’s conference call to discuss its second quarter earnings will be broadcast live today at 4:30 p.m. Eastern Time at www.jjillgroup.com, and will be archived online within one hour of the completion of the conference call.

The J. Jill Group is a multi-channel specialty retailer of women’s apparel, including accessories and footwear.  The company currently markets its products through retail stores, catalogs and its website jjill.com.  J. Jill is designed to appeal to active, affluent women age 35 and older.

This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, which reflect management’s expectations regarding future events and speak only as of the date hereof.  Our actual results, performance or achievements may differ significantly from the results, performance or achievements discussed in or implied by the forward-looking statements.  Factors that could cause such a difference include material changes in J. Jill’s business or prospects, in consumer spending, fashion trends or consumer preferences, or in general, political, economic, business or capital market conditions and other risks and uncertainties, including, but not limited to, the following: our ability to respond to changes in customer demands and fashion trends in a timely manner which could affect both total sales and the mix of sales between full price and liquidation merchandise; the success of our product development and merchandising initiatives; our ability to effectively build brand awareness; our ability to successfully redefine our direct segment business strategy; our success with sourcing merchandise outside China in response to the imposition of international or domestic sanctions, embargoes or quota restrictions; the success of our retail segment growth strategy; changes in competition in the apparel industry; the customary risks of purchasing merchandise abroad, including longer lead times, higher initial purchase commitments and timeliness of receipts of inventory; our ability to continue to have access to relevant lists of prospective customers from third parties and to effectively manage and utilize our multi-channel customer database; the possible adverse effect of a determination by us or our registered independent accounting firm that we have a material weakness in our internal controls over financial reporting; changes in, or failure to comply with, federal and state tax and other government regulations; our ability to respond to interruptions or delays in the delivery of products or services provided by our vendors and service providers; our ability to attract and retain qualified personnel; possible future increases in expense and labor and employee benefit costs; business abilities and judgment of management; our ability to respond to a major failure of our information systems; and other factors that are detailed from time to time in J. Jill’s SEC reports, including its Annual Report on Form 10-K for the fiscal year ended December 25, 2004.  J. Jill disclaims any intent or obligation to update any forward-looking statements.

(tables to follow)

THE J. JILL GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	June 25,	June 26,	June 25,	June 26,
In thousands, except per share data, unaudited	2005	2004	2005	2004
		(Restated)		(Restated)

Net sales	$117,417	$120,561	$215,786	$220,490
Cost of products and merchandising	75,587	73,413	145,229	138,260
Gross margin	41,830	47,148	70,557	82,230
Selling, general and administrative expenses	34,880	35,799	68,398	66,947
Operating income	6,950	11,349	2,159	15,283
Interest (income) expense, net	(41)	96	9	238
Income tax provision	3,121	4,724	988	6,279
Net income	$3,870	$6,529	$1,162	$8,766

Income per share:
Basic	$0.19	$0.33	$0.06	$0.44
Diluted	$0.19	$0.32	$0.06	$0.43

Weighted average shares outstanding:
Basic	20,170	20,044	20,157	19,933
Diluted	20,416	20,705	20,419	20,509

THE J. JILL GROUP, INC.

NET SALES SUMMARY

	Three Months Ended		Six Months Ended
	June 25,	June 26,	June 25,	June 26,
In thousands, unaudited	2005	2004	2005	2004

Retail	$75,054	$65,134	$131,640	$115,357

Catalog	18,472	32,191	37,807	61,806
Internet	22,146	22,066	43,636	41,206
Direct total	40,618	54,257	81,443	103,012

Other	1,745	1,170	2,703	2,121
Net sales	$117,417	$120,561	$215,786	$220,490

THE J. JILL GROUP, INC.

OPERATING INCOME  RECONCILIATION

	Three Months Ended		Six Months Ended
	June 25,	June 26,	June 25,	June 26,
In thousands, unaudited	2005	2004	2005	2004
		(Restated)		(Restated)

Retail segment contribution	$8,134	$9,287	$6,019	$11,733
Direct segment contribution	9,970	14,849	19,908	27,610
Other	(3,904)	(4,368)	(8,527)	(8,495)
General and administrative expenses	(7,250)	(8,419)	(15,241)	(15,565)
Operating income	$6,950	$11,349	$2,159	$15,283

THE J. JILL GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 25,	June 26,	Dec. 25,
In thousands, unaudited	2005	2004	2004
		(Restated)
Assets:
Cash and cash equivalents	$24,891	$81,986	$31,966
Marketable securities	44,668	—	34,062
Accounts receivable, net	6,699	16,359	18,579
Inventory	39,202	27,034	36,212
Prepaid catalog expenses	5,139	4,049	3,894
Deferred income taxes	10,594	6,878	9,761
Other current assets	9,488	7,781	9,109
Total current assets	140,681	144,087	143,583
Property and equipment, net	136,477	126,145	133,972
Other non-current assets	6,324	4,665	5,141
Total assets	$283,482	$274,897	$282,696

Liabilities and stockholders’ equity:
Accounts payable and accrued expenses	$50,494	$51,518	$52,175
Current portion of long-term debt	1,732	1,755	1,805
Total current liabilities	52,226	53,273	53,980
Long-term debt, less current portion	9,613	11,345	10,431
Deferred credits from landlords and other	48,474	42,595	47,387
Deferred income taxes	5,969	3,600	6,841
Total liabilities	116,282	110,813	118,639
Capital stock	114,725	112,587	112,709
Accumulated other comprehensive loss	(124)	—	(89)
Retained earnings	52,599	51,497	51,437
Total liabilities and stockholders’ equity	$283,482	$274,897	$282,696

THE J. JILL GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended
	June 25,	June 26,
In thousands, unaudited	2005	2004
		(Restated)
Cash flows provided by operating activities:
Net income	$1,162	$8,766
Depreciation and amortization	10,648	8,915
Deferred income taxes	(1,639)	1,038
Loss (gain) on trust assets	14	(53)
Loss on disposal of property and equipment	542	—
Changes in assets and liabilities	7,064	12,746
Net cash provided by operating activities	17,791	31,412

Cash flows used in investing activities:
Additions to property and equipment	(13,268)	(9,745)
Maturities of marketable securities	6,105	—
Sales of marketable securities	2,000	—
Purchases of marketable securities	(19,000)	—
Investment in trust assets	(1,108)	(816)
Increase in cash held in escrow	(335)	(390)
Net cash used in investing activities	(25,606)	(10,951)

Cash flows provided by financing activities:
Proceeds from stock transactions	1,631	3,080
Payments of debt borrowings	(891)	(842)
Net cash provided by financing activities	740	2,238

Net (decrease) increase in cash and cash equivalents	(7,075)	22,699

Cash and cash equivalents at:
Beginning of period	31,966	59,287
End of period	$24,891	$81,986